EXHIBIT (21)

SUBSIDIARIES OF THE REGISTRANT

Mueller International Sales Corporation, a Foreign Sales Corporation organized on December 18, 1984, and incorporated under the laws of the Virgin Islands of the United States, became active in 1985 and its dissolution was completed July 27, 2001.

Mueller Transportation, Inc., a Missouri Corporation, was incorporated on October 15, 1996, and is a wholly owned subsidiary that began operations effective January 1, 1997.  Its accounts have been included in the Consolidated Financial Statements filed herein.

Mueller Field Operations, Inc., a Missouri Corporation, was incorporated on January 28, 1998, and is a wholly owned subsidiary that began operations effective January 28, 1998.  Its accounts have been included in the Consolidated Financial Statements filed herein.

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